UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported):  May 13, 2005

Cellegy Pharmaceuticals, Inc.

(Exact Name of Registrant as Specified in Charter)

Delaware	0-26372	82-0429727
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1000 Marina Boulevard, Suite 300
Brisbane, California		94005
(Address of Principal Executive Offices)		(Zip Code)

Registrant’s telephone number, including area code: (650) 616-2200

1000 Marina Boulevard, Suite 300

Brisbane, CA 94005

(Former name or Former Address, if Changed Since Last Report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐      Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐      Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐      Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐      Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01       Entry into a Material Definitive Agreement

On May 12, 2005, Cellegy Pharmaceuticals, Inc. (“Cellegy” or the “Company”) entered into a purchase agreement (the “Purchase Agreement”) and a registration rights agreement (the “Registration Rights Agreement) in connection with a private placement of its securities to certain institutional and other accredited investors for aggregate gross proceeds of approximately $6.0 million (approximately $5.6 million after estimated offering expenses).  Pursuant to the Purchase Agreement, the investors purchased an aggregate of approximately 3,621,819 shares of common stock of the Company (the “Shares”), Series A Warrants to purchase approximately 714,362 Series A Warrants, and Series B Warrants (collectively the “Warrants”) to purchase approximately 714,362 shares of common stock of the Company (the “Warrant Shares”).  The investors included, without limitation, five current stockholders of the Company: SJ Investments, LLC, the Tisch Family Interests, Kingsway, LLC, Greenway Capital, and Kingsbridge Capital Limited.  Three directors of the Company purchased a total of 50,000 shares in the offering at the closing market price of the common stock on the date of the transaction; the directors did not receive any warrants.  The purchase price for shares purchased by the non-director investors was $1.65 per share.

Pursuant to the Registration Rights Agreement, the Company is obligated to register the possible resale of the Shares and the Warrant Shares on a registration statement to be filed within 30 days of closing of the transaction.  The Registration Rights Agreement provides for certain payments by the Company to the investors if the registration statement is not filed or does not become effective before dates specified in the agreement.  Each of the Company and the investors has agreed to indemnify the other party and certain affiliates against certain liabilities related to the registration statement.

The Series A Warrants are exercisable at a price of $2.25 per share for five years after the closing date of the transaction.  The Series B Warrants are exercisable at a price of $2.50 per share for five years after the closing of the transaction.  The Company has the right to redeem the Warrants upon notice if the Company’s common stock trades above certain thresholds ($5.00 for the Series A Warrants and $5.50 for the Series B Warrants) for 20 consecuritive trading days commencing on any date after the effectiveness of the registration statement required by the Registration Rights Agreement.  The Warrants provide for adjustment of the number and kind of securities purchasable upon exercise of the Wararnts, as well as for adjustment of the per share exercise price, upon the occurrence of ceratin specified events, including without limitation the payment of a dividend or a distribution on the common stock, certain mergers or similar transactions or sale of all or substantially all of the assets of the Company, and the recapitalization, reclassification or reorganization of the capital stock of the Company.  The Warrants also contain a weighted-average anti-dilution adjustment provision which provides for an adjustment to the per share exercise price in the event that the Company issues shares of common stock for per share consideration that is less than the exercise price then in effect, subject to customary exceptions.

C.E. Unterberg, Towbin acted as the advisor and placement agents for the financing and received a customary fee based on gross proceeds received from certain of the investors.

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The foregoing summary of the terms and conditions of the Purchase Agreement, the Registration Rights Agreement, and the Warrants does not purport to be complete and is qualified in its entirety by reference to the full text of each of the aforementioned agreements attached as Exhibits hereto, and which are hereby incorporated herein by reference.

Item 3.02       Recent Sales of Unregistered Securities

See Item 1.01 above, which disclosures are incorporated herein by reference.  The issuance of common stock and warrants was completed in accordance with the exemption provided by Rule 506 of Regulation D of the Securities Act of 1933 and/or Section 4(2) of the Securities Act of 1933, as amended.  Each of the Investors represented that it is an accredited investor, as defined in Rule 501 of Regulation D, and that it was acquiring the securities for its own account, not as nominee or agent, and not with a view to the resale or distribution of any part thereof in violation of the Securities Act.

Item 9.01 Financial Statements and Exhibits.

(c)	Exhibits.

	4.1	Form of Series A Warrant.
	4.2	Form of Series B Warrant.
	10.1	Purchase Agreement, dated May 12, 2005, by and between Cellegy Pharmaceuticals, Inc. and the Investors named therein.
	10.2	Registration Rights Agreement, dated May 12, 2005, by and between Cellegy Pharmaceuticals, Inc. and the Investors named therein.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CELLEGY PHARMACEUTICALS, INC.

Date: May 13, 2005	By:	/s/ Robert J. Caso
Robert J. Caso
Vice President, Finance
(Duly Authorized Officer)

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